UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(888) 997-8732

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2019, Streamline Health Solutions, Inc. (the “Company”) and Streamline Health, Inc., the Company’s wholly-owned subsidiary, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank, a division of Western Alliance Bank (“Bridge Bank”). Pursuant to the Loan and Security Agreement, Bridge Bank agreed to provide the Company and its subsidiary with a new revolving line of credit and term loan facility in the maximum principal amount of $6,000,000, including (i) a $2,000,000 line of credit and (ii) a $4,000,000 term loan. Amounts outstanding under the term loan portion of the Loan and Security Agreement bear interest at a per annum rate equal to the higher of (a) the Prime Rate (as published in The Wall Street Journal) plus 1.25% and (b) 6.25%. Amounts outstanding under the line of credit portion of the Loan and Security Agreement bear interest at a per annum rate equal to the higher of (a) the Prime Rate (as published in The Wall Street Journal) plus 1.50% and (b) 6.50%. In addition, the Company will also be required to pay customary fees and expenses. At closing, the proceeds of the term loan were used to repay in full the outstanding indebtedness under its prior credit facility with Wells Fargo Bank, N.A.

The line of credit has a two-year term and advances will be limited to 80% of eligible accounts receivable (as defined in the Loan and Security Agreement). The term loan requires payments of interest only through December 2020. Beginning in January 2021, the Company is required to make monthly payments of principal, based on a three-year amortization schedule. All amounts outstanding under the term loan will become due and payable on December 11, 2023. Proceeds of the line of credit and term loan were, and will be, used to (i) repay in full certain existing indebtedness of the Company and its subsidiary; (ii) fund certain fees and expenses associated with the Loan and Security Agreement; and (iii) for ordinary working capital requirements and other general corporate needs.. The term loan and line of credit have been guaranteed by the Company and its subsidiary and are secured by all, or substantially all, assets of the Company, its subsidiaries, and certain of its affiliates.

The Loan and Security Agreement includes customary financial covenants, including the requirements that the Company achieve certain EBITDA levels, a certain Asset Coverage ratio and certain recurring revenue levels. The Loan and Security Agreement also includes negative covenants, subject to exceptions, which limit transfers, capital expenditures, indebtedness, certain liens, investments, acquisitions, dispositions of assets, restricted payments and the business activities of the Company, as well as customary representations and warranties, affirmative covenants and events of default, including cross defaults and a change of control default. The line of credit and term loan are also subject to customary prepayment requirements.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the Loan and Security Agreement discussed under Item 1.01 above, the Company terminated the Credit Agreement, dated November 21, 2014, as amended from time to time, by and among the Company, Streamline Health, Inc., the lenders party thereto and Wells Fargo Bank, National Association, a banking association, as administrative agent for such lenders, and repaid all outstanding amounts due thereunder.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the description of the Loan and Security Agreement with Bridge Bank set forth under Item 1.01 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release Announcing Loan and Security Agreement, dated December 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: December 17, 2019	By:	/s/ Thomas J. Gibson
	Name:	Thomas J. Gibson
	Title:	Chief Financial Officer